Exhibit 99.1
FOR IMMEDIATE RELEASE
October 21, 2005
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS EARNINGS
     Munster, Indiana — - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.61 million, or $0.58 earnings per basic and $0.57 earnings per diluted share for the quarter ended September 30, 2005, compared to net income of $1.63 million, or $0.59 earnings per basic and $0.58 earnings per diluted share for the same period a year earlier. The current quarter net income represented a 1.4% decrease over the third quarter net income reported during the prior year. In addition, for the quarter ended September 30, 2005, the return on average assets (ROA) was 1.10% and return on average equity (ROE) was 14.60%. The change in earnings for the quarter ended September 30, 2005, as compared to the same quarter of 2004, was affected by a gain on the sale of loans in the third quarter of 2004. During the third quarter of 2004, the Bancorp implemented a balance sheet restructuring strategy to reduce interest rate risk, which resulted in the sale of $12.2 million of loans at a gain of $132,000.
     For the nine months ended September 30, 2005, the Bancorp reported net income of $4.86 million, or $1.75 earnings per basic and $1.72 earnings per diluted share compared to $4.65 million, or $1.68 earnings per basic and $1.66 earnings per diluted share for the same period a year earlier. The current nine month net income represented a 4.7% increase over the nine month net income reported during the prior year. In addition, for the nine months ended September 30, 2005, the return on average assets (ROA) was 1.12% and return on average equity (ROE) was 14.34%.
     David A. Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to consistent core earnings, asset quality, increased noninterest income from banking activities and stable operating expenses.
     During the quarter ended September 30, 2005, total assets decreased by $8.2 million, or 1.4%, to $583.4 million. Loan growth totaled $5.3 million and securities growth totaled $4.9 million, while short-term investments decreased by $12.1 million. Short-term investments were used to fund loan and securities growth. Core deposits, which include checking, savings and money market accounts, decreased by $8.6 million, while certificates of deposit increased by $3.7 million. Core deposits represented 57.6% of the Bancorp’s total deposits at September 30, 2005.

     For the nine months ended September 30, 2005, total assets increased $26.0 million, or 4.7%, to $583.4 million. Loan growth totaled $17.0 million, while securities growth totaled $9.9 million. Retail deposits were utilized to fund asset growth and repay borrowed funds. Core deposits grew $18.6 million, while certificates of deposit increased by $9.2 million.
     The Bancorp’s net interest income, which is the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.01 million for the quarter ended September 30, 2005, compared to $4.96 million for the quarter ended September 30, 2004, an increase of 1%. For the nine months ended September 30, 2005, net interest income totaled $15.21 million compared to $14.74 million for the same period a year earlier, an increase of 3%.
     “The Bancorp has increased net interest income, the Bancorp’s core income, throughout the year, a significant outcome in light of the actions of the Federal Reserve to raise interest rates during 2005,” said Bochnowski.
     Despite the current general economic pressures, the Bancorp’s non-performing loans to total assets remains at the manageable level of 0.24% at September 30, 2005. The loan loss provision of $40 thousand during the third quarter of 2005 and $165 thousand for the nine months ended September 30, 2005, takes into consideration management’s current judgments about the credit quality of the loan portfolio, changes in the portfolio mix and local economic conditions. The Bancorp’s allowance for loan losses totaled $4.1 million at September 30, 2005.
     Noninterest income decreased by $85 thousand, or 8.8%, for the three months ended September 30, 2005. The decrease for the current three month period was primarily due to the $132 thousand loan sale gain that was realized during the third quarter of 2004. For the nine months ended September 30, 2005, noninterest income increased by $100 thousand, or 4.0%. The increase for the nine month period was a result of an increase in income from fees and service charges, increased income from investment and trust services and increases in the cash value of bank owned life insurance. Noninterest income has also been impacted by a decrease in gains from security sales of $163 thousand and a decrease in loan sales of $114 thousand for the nine months ended September 30, 2005.
     Noninterest expense increased by $134 thousand, or 4.0%, for the quarter ended September 30, 2005. For the nine months ended September 30, 2005, noninterest expense increased by $571 thousand, or 5.8%. The increase in noninterest expense for both periods was primarily due to increased compensation, due to annual salary increases, additional staffing for current banking operations and benefit accruals.
     At September 30, 2005, stockholders’ equity stood at $46.0 million or 7.9% of total assets. The book value of the Bancorp’s stock stood at $16.50 per share.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	Septmeber 30
	2005	December 31,
	(unaudited)	2004
Assets

Cash and cash equivalents	$15,681	$16,398
Available-for-sale securities	76,114	69,161
Held-to-maturity securities	13,721	10,818
Federal Home Loan Bank Stock	2,965	2,904
Loans held for sale	—	39
Loans receivable	450,776	433,790
Less: allowance for loan losses	(4,089)	(3,892)

Net loans receivable	446,687	429,898
Premises and equipment	14,499	14,169
Foreclosed real estate	0	280
Cash value of bank owned life insurance	8,380	8,147
Other assets	5,375	3,120

Total assets	$583,422	$557,393

Liabilities and Stockholders’ Equity

Deposits	$479,354	$451,573
Borrowed funds	54,337
Accrued expenses and other liabilities	3,730	4,522

Total liabilities	537,421	513,961

Stockholders’ Equity	46,001	44,097

Total liabilities and stockholders’ equity	$583,422	$557,393

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2005	2004	2005	2004
Total interest income	$7,557	$6,682	$21,975	$19,813
Total interest expense	2,551	1,722	6,770	5,076

Net interest income	5,006	4,960	15,205	14,737
Provision for loan losses	40	110	165	245

Net interest income after provision for loan losses	4,966	4,850	15,040	14,492

Total noninterest income	883	968	2,589	2,489
Total noninterest expenses	3,502	3,368	10,480	9,909

Income before income tax expenses	2,347	2,450	7,149	7,072
Income tax expenses	738	818	2,285	2,425

Net Income	$1,609	$1,632	$4,864	$4,647

Selected Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Earnings per common share:
Basic	$0.58	$0.59	$1.75	$1.68
Diluted	$0.57	$0.58	$1.72	$1.66
Net interest margin	3.70%	3.90%	3.76%	3.95%
Return on average assets	1.10%	1.19%	1.12%	1.17%
Return on average equity	14.60%	15.18%	14.34%	14.55%

	At
	September 30,	September 30,
	2005	2004
Stockholders’ equity as a percent of total assets	7.88%	8.07%
Book value per share	$16.50	$15.74